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                                CERTIFICATE OF MERGER
                                          OF
                                FREEPORT-McMoRan INC.
                                         AND
                                   IMC GLOBAL INC.

                     UNDER SECTION 251 OF THE GENERAL CORPORATION
                             LAW OF THE STATE OF DELAWARE

                                        *****

          The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

          FIRST: That the name and state of incorporation of each of the constituent corporations of the merger (the "Merger") are as follows:

          Name                     State of Incorporation
          ----                     ----------------------

     Freeport-McMoRan Inc.                 Delaware

     IMC Global Inc.                       Delaware

          SECOND: That an Agreement and Plan of Merger, dated as of August 26, 1997 (the "Merger Agreement"), between the constituent corporations of the Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

          THIRD: That the name of the corporation surviving the Merger (the "Surviving Corporation") is IMC Global Inc.

          FOURTH:  That pursuant to the Merger Agreement:

          (i) ARTICLE FOURTH of the Restated Certificate of Incorporation of IMC Global Inc. is hereby amended so that the first paragraph shall read in its entirety as follows:

               "The aggregate number of shares which the Corporation shall have authority to issue is 312,000,000 divided into 12,000,000 shares of Series Preferred Stock, $1.00 par value per share (hereafter called "Series Preferred Stock"), and 300,000,000 shares of Common Stock, $1.00 par value per share (hereafter called "Common Stock"). All of such shares shall be issued as fully-paid and nonassessable shares, and the holders thereof shall not be liable for any further payments in respect thereto"; and

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          (ii)  ARTICLE NINTH of the Restated Certificate of Incorporation of
IMC Global Inc. is hereby amended so that the first sentence shall read as follows:

          "(a) The number of directors of the Corporation, exclusive of directors, if any, to be elected by the holders of one or more series of Series Preferred Stock, shall be not less than five nor more than eighteen."

As so amended, the Restated Certificate of Incorporation of IMC Global Inc. in effect immediately prior to the Effective Time (as defined below) shall be the Restated Certificate of Incorporation of the Surviving Corporation, and thereafter may be amended in accordance with its terms and as provided by law.

          FIFTH: That the executed Merger Agreement is on file at the principal place of business of the Surviving Corporation. The address of the principal place of business of the Surviving Corporation is 2100 Sanders Road, Northbrook, Illinois 60062.

          SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the constituent corporations.

          SEVENTH: That this Certificate of Merger shall be effective upon filing (the "Effective Time") in accordance with the provisions of Sections 103 and 251 of the General Corporation law of the State of Delaware.

          IN WITNESS WHEREOF, IMC GLOBAL INC. has caused this Certificate to be signed by its Senior Vice President this 22nd day of December, 1997


                              IMC GLOBAL INC.


                              By: /s/ Marschall I. Smith
                                 -----------------------------------
                              Name:  Marschall I. Smith
                              Title: Senior Vice President and
                                       General Counsel